Exhibit 99.1

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS OCTOBER COMPARABLE STORE SALES

LEBANON, Tenn. – November 6, 2007 -- CBRL Group, Inc. (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the five-week period ending Friday, November 2, 2007.  The sales are compared with comparable weeks, not the prior-year fiscal period, as a result of the 53rd week in the fiscal year ended on August 3, 2007:

•	Comparable store restaurant sales increased 1.0%, with approximately 3.6% higher average check primarily due to an average menu price increase of about 3.8%. Traffic declined approximately 2.6%.
•	Comparable store retail sales were down 4.9%. Excluding the effect of a Porch Sale clearance event last year, sales decreased 1.3%.

CBRL-F
Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 567 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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